Exhibit 23.3

Consent of Consent of eMarketer Inc.

CONSENT OF EMARKETER INC.

We consent to the use in this Registration Statement of Babylon Ltd. on Form F-1 of information derived from our report “B2C Ecommerce Sales Worldwide, by Region and Country, 2011-2016” dated July 2012 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us in the Prospectus. Notwithstanding the foregoing, we are not responsible for the accuracy of the data.

eMarketer Inc.

/s/ Terry Chabrowe

Name: Terry Chabrowe

Title: CEO

Date: October 9, 2012